STOCK PURCHASE AGREEMENT

RELATING TO ALL OF THE ISSUED SHARE CAPITAL OF FOH ONLINE CORP.

BY AND AMONG

THE STOCKHOLDERS OF FOH ONLINE CORP.

AND

NAKED BRAND GROUP LIMITED

AND

BENDON LIMITED

AND

FOH ONLINE CORP.

STRICTLY PRIVATE AND CONFIDENTIAL

CONTAINS MARKET SENSITIVE INFORMATION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("**Agreement**"), dated as of 15 November 2018 (the "**Effective Date**"), is entered into by and between (1) the parties listed in schedule 1 of this Agreement (together, the "**Sellers**" and each a "**Seller**"); (2) Naked Brand Group Limited, a limited liability public company incorporated in New South Wales, Australia with ACN 619 054 938 that is listed on Nasdaq (the "**Purchaser**"); (3) Bendon Limited, a limited liability company incorporated in New Zealand with company number 110935 ("**Bendon**") and who is a wholly owned subsidiary of the Purchaser; and (4) FOH Online Corp., a Delaware corporation (the "**Company**"). Each of the parties to this Agreement are referred to herein together as the "**Parties**" and individually as a "**Party**".

WHEREAS, the Sellers are the owners of all of the shares of stock on issue in the Company, as at the Effective Date and in the allocations and classes set out in schedule 1 of this Agreement (the "**Stock**").

WHEREAS, the Parties have agreed to the sale and purchase of the Stock on the terms and conditions set out herein, which includes the release and discharge of various debt obligations between the Parties as set out herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, each of the Parties hereby agree as follows:

1. DEFINITIONS.

1.1 Definitions in this Agreement. In this Agreement, in addition to the terms defined above on page 1 of this Agreement, the following definitions apply:

"CIL" means Cullen Investments Limited, a limited liability company incorporated in New Zealand with company number 663610.

"CIL Debt" means US$7,481,740, being the amount owing by CIL to Bendon.

"Claimant" means each of the claimants listed in schedule 3 of this Agreement.

"Claimant Settlements" means a written settlement and release of liability between each Claimant and H2H, Bendon and Naked, pursuant to which, in exchange for Naked Stock (in the intended allocations set out at schedule 3 of this Agreement) to be held on bare trust by H2H on the relevant Bendon Claimant's behalf, that Claimant will fully and finally settle any claim actions, claims, rights, demands, liabilities, obligations and/or set-offs in connection with the shares or other securities that the relevant Claimant received, or considers or alleges, has alleged, claims or has claimed (whether in written or orally), that it should have received or was due in Bendon and/or Naked in connection with (i) the merger of Bendon and Naked Brand Group Inc., (ii) the capital raising undertaken in connection with such merger, and/or (iii) the listing of Naked on the Nasdaq (including, without limitation, any claims for misrepresentation, breach of warranties, misleading and deceptive conduct and negligence).

"Company Debt" means US$2,461,858, being the amount owing by the Company to Bendon.

"Conditions" means the conditions for the Transaction as set out in clause 2.2.

"Closing" means the completion of the Transaction pursuant to clause 4, or the

time at which such performance is completed, subject always to satisfaction of the Conditions.

"**Closing Date**" means the date on which Closing occurs.

"**Encumbrances**" means any charge (whether fixed or floating), general security interest, security over all personal and after acquired personal property, purchase money security interest, mortgage, debenture, pledge, lien, hypothecation, title retention, deferred purchase option, restriction on transfer, right of pre-emption or right of first refusal and any other security interest or third party right, other than as arising at law or in equity and (for the avoidance of doubt) expressly excludes any restrictions on trading arising under the Securities Act.

"**H2H**" means Huntley 2 Holdings Pty Limited, a limited liability proprietary company incorporated in New South Wales, Australia with ACN 629 649 369.

"**Naked Stock**" means ordinary shares in the capital of the Purchaser, as listed on Nasdaq under the stock symbol "NAKD".

"**Nasdaq**" means The Nasdaq Stock Market LLC.

"**Notification Injunction**" means the notification injunction granted by the High Court of England and Wales on 8 October 2018, a copy of which is attached at schedule 2 of this Agreement.

"**Proportionate Liability**" means, in respect of each Seller, an amount proportionate to that Seller's percentage shareholding in the Company immediately prior to Closing.

"**Purchase Price**" has the meaning given to that term in clause 3.1.

"**Residual Bare Trust**" has the meaning given to that term in clause 7.1.

"**Residual Bare Trust Shares**" has the meaning given to that term in clause

7.2.1.

"**Securities Act**" has the meaning given to that term in clause 6.1.6.

"**Sunset Date**" has the meaning given to that term in clause 7.1.

"**Transaction**" means the transaction contemplated by this Agreement and any agreement or documents entered into, or to be entered into, pursuant to this Agreement.

2. SALE AND PURCHASE OF STOCK.

2.1 Sale and purchase. The Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, the legal and beneficial title to the Stock that they respectively hold, as specified in schedule 1 of this Agreement, for the Purchase Price and on and subject to the terms and conditions set out herein.

2.2 Conditions. Closing is conditional in all respects on:

2.2.1 not less than 14 days prior written notice of the Transaction being given by CIL to the legal representatives of the Applicant under the Notification Injunction, strictly in accordance with the requirements of the Notification Injunction; and

2.2.2 the Transaction, or any part thereof, not being injuncted by any court of competent jurisdiction by the expiry of the notice period specified in clause 2.2.1 above.

Accordingly, Closing shall not be permitted to occur under this Agreement unless the Conditions are satisfied. If the Conditions are not, or cannot be, satisfied any party may (in its sole and absolute discretion) terminate this Agreement with

immediate effect by giving written notice of termination to the other parties. Either or both of the Conditions may be waived by Naked and Bendon giving written notice of waiver to the other parties.

2.3 Terms of sale. The Stock shall be sold to the Purchaser by the relevant Seller that is the holder of such Stock as specified in schedule 1 of this Agreement:

2.3.1 on and subject to the terms and conditions set out herein;

2.3.2. on Closing;

2.3.3 free and clear of any Encumbrances; and

2.3.4 with all rights, benefits and entitlements that attach to the Stock, including, for the avoidance of doubt, any declared but unpaid dividends or distributions, and where any amount, right, title or interest received or procured by the relevant Seller in connection with the Company after the Closing this will be held on trust solely for the Purchaser until it is fully and effectually transferred to the Purchaser.

2.4 Sellers' obligation. From the date of this Agreement until Closing or, if earlier, the termination of this Agreement as provided for herein, the Sellers must procure that the Company carries on its business in the ordinary and usual course and that no material decision is made in relation to the Company and its business without the prior written consent of the Purchaser (which shall not be unreasonably withheld by the Purchaser).

3. PURCHASE PRICE.

3.1 Purchase Price for the Stock. The Parties agree that the total, aggregate purchase price for the Stock is US$18,226,788 (the "**Purchase Price**"), which shall be

satisfied on the basis set out in clause 3.2 below.

3.2 Satisfaction of the Purchase Price. The Parties agree that the Purchase Price shall be satisfied as follows:

3.2.1 by the Purchaser issuing to H2H, on Closing and in accordance with clause 4.3.1, the shares of Naked Stock specified and allocated in schedule 1 of this Agreement, which the Parties acknowledge applies a share price of US$2.20 per share of Naked Stock;

3.2.2 by Bendon forgiving and releasing CIL from the CIL Debt in accordance with clause 4.4.1 with effect on and from Closing;

3.2.3 by Bendon forgiving and releasing the Company from the Company Debt in accordance with clause 4.4.2 with effect on and from Closing; and

3.2.4 by Naked and Bendon assuming the obligations in respect of the Claimant Settlements set out in clause 7.

4. CLOSING.

4.1 Closing Date. Closing shall take place before 5.00pm (EST) on the Closing Date.

4.2 Sellers' obligations. On Closing, the Sellers will deliver (or procure delivery) to the Purchaser:

4.2.1 an appropriate and registrable stock transfer form for the Stock that each Seller holds (as specified in schedule 1 of this Agreement) in a form satisfactory to the Purchaser; and

4.2.2 all original (or where originals do not exist, copies of) records, files,

books, accounts and information relating to the Company and its business, including all material commercial contracts, lists and databases of clients and suppliers, intellectual property records, transaction records, contracts, correspondence, tender documents and quotations, asset registers, financial and tax accounts and records, documents and correspondence (including that which is the subject of legal privilege) regarding litigation or disputes to which the Company is or has been party or interested whether as claimant or defendant, staff, wage and personnel records, information technology documentation and manuals and marketing and promotional materials.

4.3 Purchaser's obligations. On Closing, the Purchaser shall issue and allot to H2H the Naked Stock specified and allocated to it in schedule 1 of this Agreement, and (to the extent permitted by law) the Purchaser agrees to include the Naked Stock in the next Form F-1 Registration Statement filed by the Purchaser with the U.S. Securities and Exchange Commission following Closing.

4.4 Releases by Bendon. On Closing:

4.4.1 Bendon shall be deemed to have forgiven and released in full CIL from the CIL Debt, with the effect that such debt shall be fully satisfied and discharged from Closing in all respects.

4.4.2 Bendon shall be deemed to have forgiven and released in full the Company from the Company Debt, with the effect that such debt shall be fully satisfied and discharged from Closing in all respects.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Sellers' representations and warranties. Each Seller represents and warrants as follows as at the date of this agreement and at Closing:

5.1.1 It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

5.1.2 It has taken all necessary corporate action, including obtaining the necessary contractual consents, to authorize the execution of this Agreement.

5.1.3 When executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

5.1.4 It is the sole legal owner of its Stock as specified in schedule 1 of this Agreement with full title to such Stock and has full power and authority to sell the legal and beneficial interest in such Stock to the Purchaser on the terms set out herein.

5.1.5 Its Stock is not, and will not be on Closing, subject to any Encumbrance.

5.1.6 The Seller (in respect of H2H only and not for the avoidance of doubt CIL) is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended (the "**Securities Act**"); has such knowledge, skill and experience in business, financial and investment matters and is capable of evaluating the merits and risks of an investment

in the Naked Stock; is familiar with the business and financial condition and operations of the Purchaser; has had access to such information concerning the Purchaser and the Naked Stock as it deems necessary to enable it to make an informed investment decision concerning the purchase of the Naked Stock; is acquiring the Naked Stock solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Naked Stock; understands that the Naked Stock are "restricted securities" under applicable federal securities laws; and understands that that the certificates representing the Naked Stock will bear a legend making reference to the restrictions on transfer under the Securities Act.

5.1.7 It is not aware of any circumstances which have not been disclosed to the Purchaser in writing which might reasonably be expected to materially and adversely affect the financial position or prospects of the Company's business or the value of the Stock.

5.1.8 The Company is not, nor has it been a party to, except for those previously disclosed in writing by either Seller to the Purchaser, any prosecution, litigation, arbitration proceedings or any other form of mediation or dispute resolution, or so far as the Seller is aware, subject to any investigation by any statutory or regulatory body (other than as the same has been disclosed in writing to the Purchaser before the date of this Agreement, including for the avoidance of doubt in respect of *FOH Online Corporation d/b/a Frederick's of Hollywood vs. Branded Online, Inc., et*

al; Orange County Superior Court Case No.: 30-2016-00864604-CU-BC-CJC).

5.1.9 No notice has been received by the Company or the Seller that any investigation, prosecution, litigation, proceedings or any other form of mediation or dispute resolution relating to the Company and/or its business are pending or threatened, and there are no circumstances which might give rise to any investigation, prosecution, litigation, proceeding or any other form of mediation or dispute resolution in respect of the Company and/or its business (other than as the same as been disclosed in writing to the Purchaser before the date of this Agreement).

5.2 Purchaser's representations and warranties. The Purchaser represents and warrants as follows as at the date of this agreement and at Closing:

5.2.1 It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

5.2.2 It has taken all necessary corporate action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.

5.2.3 When executed and delivered by it, this Agreement will constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms.

5.2.4 When issued and delivered in accordance with this Agreement, the Naked

Stock shall: (i) be duly and validly authorized, issued and outstanding; (ii) be fully paid and non-assessable; and (iii) be free and clear of any liens, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements, and not subject to any preemptive rights (subject only to the applicable trading restrictions imposed by the Securities Act).

5.3 Bendon's representations and warranties. Bendon represents and warrants as follows as at the date of this agreement and at Closing:

5.3.1 It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

5.3.2 It has taken all necessary corporate action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.

5.3.3 When executed and delivered by it, this Agreement will constitute the legal, valid and binding obligation of Bendon, enforceable against it in accordance with its terms.

6. LIMITATION OF LIABILITY.

6.1 Liability. Each Seller's individual monetary liability for any claim or otherwise under and relating to this Agreement shall be several and limited to that Seller's Proportionate Liability. Each other Party's liability shall be limited to an amount equal to the monetary value for which they are providing on Closing under this

Agreement.

7. POST-CLOSING OBLIGATIONS

7.1 Claimant Settlements. Subject to and with effect on and from Closing, for a period of 6 months after Closing (the "**Sunset Date**") Naked and Bendon shall use reasonable commercial efforts in order to procure the Claimant Settlements (except to the extent that such settlements have already occurred and the relevant settlement constitutes a share reimbursement, as indicated in schedule 3 of this Agreement). Such settlements shall be on terms that are the best that Naked and Bendon consider that they can obtain from each Claimant in the circumstances. H2H agrees to take all actions as Bendon and Naked reasonably require in order to procure the Claimant Settlements. If not all of the Claimant Settlements can be obtained by the Sunset Date, any Naked Stock that has not been allotted under a bare trust and/or transferred as part of a Bendon Investor Settlement shall be held on bare trust by H2H for CIL on the terms set out in clause 7.2 (the "**Residual Bare Trust**").

7.2 Terms of the Residual Bare Trust. In respect of the Residual Bare Trust, H2H shall:

7.2.1 whenever called upon in writing, promptly transfer the Naked Shares held for CIL under the Residual Bare Trust (the "**Residual Bare Trust Shares**") to CIL (or its nominee);

7.2.2 vote at any shareholder meeting of Naked in such manner as directed by CIL in respect of its Residual Bare Trust Shares;

7.2.3 sign any written resolutions in respect of the relevant Residual Bare Trust Shares in such manner as directed by CIL;

7.2.4 give any consent, approval, agreement, waiver, ratification or other authorisation required by CIL in respect of its Residual Bare Trust Shares;

7.2.5 deliver to CIL all notices, letters, reports, demands, offers, agreements and other documents and communications received as the registered holder of its Residual Bare Trust Shares and seek and act upon the written instructions of CIL in respect of those Residual Bare Trust Shares;

7.2.6 account to CIL for any and all proceeds from the Residual Bare Trust Shares, whether in the form of dividends, distributions or otherwise, as soon as reasonably practicable after receipt of the same; and

7.2.7 only exercise any right attaching to the Residual Bare Trust Shares in accordance with the instructions of CIL.

8 MISCELLANEOUS.

8.1 Further Assurances. On a Party's reasonable request, each Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

8.2 Entire Agreement. This Agreement, and all agreements related to the subject matter hereof being signed on or about the same date, are the entire agreement of the Parties to this Agreement regarding the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings,

agreements, representations and warranties, both written and oral, regarding such matter.

8.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York as an agreement made and to be performed entirely within such jurisdiction.

8.5 Severability. If any Section or provision of this Agreement, or the application of such Section or provision, is held invalid, the remainder of this Agreement and the application of such Section or provisions to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. This Agreement may be executed and delivered by electronic transmission with the same effect as if a mutually signed original were personally delivered.

8.7 Assignment. No Party may assign, sell or otherwise transfer this Agreement or the rights and obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Parties.

8.8 Confidentiality. The terms (but not existence) of this Agreement are confidential as between the Parties and any of their respective advisors to whom disclosure is

required to be made in furtherance of the terms set out herein, and in compliance of any applicable audit, legal and regulatory obligations; provided that any Party may disclose this Agreement or the terms set out herein if required by the SEC or Nasdaq rules.

[*Signature Pages Follow*]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

CULLEN INVESTMENTS LIMITED

Signature

By: Eric John Watson / Mary Therese Watson-Burton
Title: Directors

HUNTLEY 2 HOLDINGS PTY LIMITED

Signature

By:
Title:

NAKED BRAND GROUP LIMITED

Signature

By:
Title:

BENDON LIMITED

Signature

By:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

CULLEN INVESTMENTS LIMITED

____
Signature

By:
Title:

HUNTLEY 2 HOLDINGS PTY LIMITED

____
Signature

By: Ye Zhu
Title: Director

NAKED BRAND GROUP LIMITED

____
Signature

By: Justin Ashley Davis-Rice
Title: Director

BENDON LIMITED

____
Signature

By: Justin Ashley Davis-Rice
Title: Director

FOH ONLINE CORP.

____

Signature

By: Daniel Davis

Title: Director